Exhibit 16.1

December 20, 2010

Office of the Chief Accountant

PCAOB Letter File

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 2549-6561

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated December 14, 2010 of AmericanWest Bancorporation and are in agreement with the statements contained therein, except for the final paragraph to Item 4.01, for which we have no basis to agree with the statement of the registrant contained therein.

Respectfully,

/s/ MOSS ADAMS LLP

Portland, Oregon

c:	Ms. Kay Carnes, Audit Committee Chairperson

AmericanWest Bancorporation

41 W. Riverside Avenue, Suite 300

Spokane, WA 99201-3631

Mr. Pat Rusnak, Chief Executive Officer and Principal Financial Officer

AmericanWest Bancorporation

41 W. Riverside Avenue, Suite 300

Spokane, WA 99201-3631